News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

P&G ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2026 RESULTS
Q4 ’26: Net Sales +2%; Organic Sales 0%; Diluted EPS -15%; Core EPS -3%
FY ’26: Net Sales +3%; Organic Sales +1%; Diluted EPS +2%; Core EPS +1%

CINCINNATI, July 29, 2026 - The Procter & Gamble Company (NYSE:PG) reported fourth quarter and fiscal year 2026 results.

“Fiscal 2026 was a year of foundation building while continuing to grow sales and profit and return high levels of cash to shareowners despite a very challenging geopolitical and economic environment,” said Shailesh Jejurikar, President and Chief Executive Officer. “In fiscal 2027, we expect to deliver progress on each of these key measures despite continued volatility. We believe the best path to sustainable, balanced growth is to double down on our strategy and put the consumer first in everything we do. Stronger, integrated execution to delight consumers with superior products at a superior value. We are confident in our plans to accelerate growth from semester-to-semester, and our investments will be funded with a strong productivity program. We are building momentum with consumers, and we are excited about the long-term opportunities ahead.”

Fiscal Year ($ billions, except EPS)
GAAP	2026	2025	% Change	Non-GAAP*	2026	2025	% Change
Net Sales	$87.0	$84.3	+3%	Organic Sales	n/a	n/a	+1%
Diluted EPS	$6.62	$6.51	+2%	Core EPS	$6.89	$6.83	+1%

Fourth Quarter ($ billions, except EPS)
GAAP	2026	2025	% Change	Non-GAAP*	2026	2025	% Change
Net Sales	$21.2	$20.9	+2%	Organic Sales	n/a	n/a	—%
Diluted EPS	$1.26	$1.48	(15)%	Core EPS	$1.43	$1.48	(3)%
* Please refer to Exhibit 1 - Non-GAAP Measures for the definition and reconciliation of these measures to the related GAAP measures.

Fiscal Year 2026 Results

The Company reported fiscal year 2026 net sales of $87.0 billion, an increase of three percent versus the prior year, comprised of a two percent increase due to favorable foreign exchange impacts and a one percent increase from higher pricing. Volume and mix were unchanged versus prior year. Organic sales, which excludes the impacts of foreign exchange and acquisitions and divestitures, increased one percent from higher pricing.

Diluted net earnings per share were $6.62, an increase of two percent versus prior year, as the increase in net sales and a reduction in shares outstanding were partially offset by a reduction in gross margin and an increase in selling, general and administrative costs (SG&A). Core net earnings per share increased by one percent to $6.89. Currency-neutral core EPS was unchanged versus the prior year core EPS.

The Company generated operating cash flow of $19.6 billion and net earnings of $16.1 billion for the fiscal year. Adjusted free cash flow productivity was 100%, which is calculated as operating cash flow less capital spending and certain other items, as a percentage of net earnings excluding the gain from the dissolution of the Glad joint venture business in fiscal year 2026.

The Company returned over $15 billion of value to shareholders in fiscal 2026, comprised of $10.2 billion in dividend payments and $5.0 billion of share repurchases. With the dividend increase in April 2026, this marks the 70th consecutive year that P&G has increased its dividend and the 136th consecutive year that P&G has paid a dividend since its incorporation in 1890.

April-June Quarter Results
The Company reported fiscal year 2026 fourth quarter net sales of $21.2 billion, an increase of two percent versus the prior year. Foreign exchange and rounding each contributed one percent. Volume, pricing and mix had a neutral impact on sales growth for the quarter. Organic sales, which excludes the impacts of foreign exchange and acquisitions and divestitures, were unchanged versus the prior year.
Diluted net earnings per share were $1.26, a decrease of fifteen percent versus the prior year as an increase in net sales was more than offset by an increase in selling, general and administrative costs (SG&A) and a decrease in gross margin. Core net earnings per share decreased three percent to $1.43. Currency-neutral core EPS decreased five percent versus the prior year core EPS.

Operating cash flow was $5.1 billion and net earnings were $3.1 billion, with adjusted free cash flow productivity of 133%.
April-June Quarter Business Discussion

April - June 2026	Volume	Foreign Exchange	Price	Mix	Other (2)	Net Sales	Organic Volume	Organic Sales
Net Sales Drivers (1)
Beauty	3%	2%	1%	—%	—%	6%	3%	4%
Grooming	(1)%	1%	1%	(1)%	1%	1%	(1)%	—%
Health Care	(3)%	2%	2%	1%	(1)%	1%	(3)%	(1)%
Fabric & Home Care	1%	—%	—%	—%	—%	1%	1%	—%
Baby, Feminine & Family Care	(1)%	1%	(1)%	—%	—%	(1)%	(1)%	(2)%
Total P&G	—%	1%	—%	—%	1%	2%	—%	—%
(1)    Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
(2)    Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.

•Beauty segment organic sales increased four percent versus year ago. Hair Care organic sales increased mid-single digits driven by volume growth in Asia Pacific and Europe, innovation-driven pricing in Latin America and Asia Pacific and favorable geographic mix. Personal Care organic sales increased mid-single digits driven by volume growth across all regions and higher pricing, primarily in North America, partially offset by unfavorable geographic mix. Skin Care organic sales were unchanged as favorable product mix, led by growth of the super-premium SK-II brand, was offset by a volume decline in Greater China.
•Grooming segment organic sales were unchanged versus year ago as the impacts of innovation-based pricing were offset by the impacts of a volume decline, primarily in IMEA, and unfavorable product mix.
•Health Care segment organic sales decreased one percent versus year ago. Oral Care organic sales decreased mid-single digits driven by a volume decline, led by North America and Greater China. Personal Health Care organic sales increased mid-single digits driven by higher pricing and a volume increase, primarily in North America.
•Fabric and Home Care segment organic sales were unchanged versus year ago. Fabric Care organic sales increased low single digits driven primarily by volume growth, led by Europe, and favorable product mix, partially offset by merchandising investments, primarily in North America. Home Care organic sales decreased low single digits due to volume decline, partially offset by higher pricing, both primarily in North America.
•Baby, Feminine and Family Care segment organic sales decreased two percent versus year ago. Baby Care organic sales increased low single digits driven by volume growth, led by Greater China, and favorable product mix, partially offset by lower pricing. Feminine Care organic sales decreased low single digits driven by a volume decline, primarily in Europe, partially offset by favorable geographic mix. Family Care organic sales decreased mid-single digits driven by a volume decline, merchandising investments and unfavorable product mix.

Reported gross margin for the quarter decreased 60 basis points versus year ago. Core gross margin for the quarter and currency-neutral Core gross margin were unchanged versus year ago. Core gross margin was unchanged as 160 basis points of productivity savings, 40 basis points of net tariff benefit from recognized recoveries and higher costs, 20 basis points of other miscellaneous items and rounding and 10 basis points of pricing benefit were offset by 120 basis points of unfavorable product mix, 70 basis points of product/package reinvestments and 40 basis points of higher commodity costs.

Reported selling, general and administrative expense (SG&A) as a percentage of sales increased 160 basis points versus the prior year. Core and currency-neutral SG&A as a percentage of sales each increased 130 basis points versus year ago. Core SG&A increased by 410 basis points of reinvestments, primarily in marketing, and 20 basis points of other miscellaneous items and rounding, partially offset by 300 basis points of productivity savings, which includes reductions across marketing and overhead costs.

Reported operating margin for the quarter decreased 220 basis points versus the prior year. Excluding 90 basis points of non-core restructuring charges, core operating margin and currency-neutral core operating margin for the quarter each decreased 130 basis points versus the prior year. Core operating margin included gross productivity savings of 460 basis points.

Focused Portfolio, Supply Chain and Productivity Plan
In June 2025, the Company announced a portfolio and productivity plan to streamline its portfolio and organization to improve its cost structure and invest in growth. The Company expects to incur non-core restructuring costs of approximately $1 to $1.6 billion before-tax over a two-year period. The Company incurred over half of the costs under this plan in fiscal 2026, with the remainder expected in fiscal 2027.

Fiscal Year 2027 Guidance
P&G expects fiscal year 2027 all-in sales growth in the range of one to three percent versus the prior year. The Company also expects organic sales growth in the range of one to three percent versus prior year. Included in this organic sales growth guidance is a headwind of 30 to 50 basis points from brand, product form and go-to-market discontinuations.

P&G expects fiscal year 2027 diluted net earnings per share growth in the range of one to five percent versus fiscal 2026 GAAP EPS of $6.62. GAAP EPS includes expected non-core restructuring charges of $0.13 to $0.17 per share. P&G expects its fiscal 2027 core earnings per share growth in the range of in-line to three percent versus fiscal 2026 core EPS of $6.89. This outlook equates to a range of $6.89 to $7.11 per share, with a mid-point estimate of $7.00, or an increase of one and a half percent.

The Company estimates a headwind of approximately $1 billion after-tax driven by higher raw materials, energy and transportation costs, $150 million after-tax from higher net interest expense, $150 million after-tax from lower non-operating income and $50 million after-tax from unfavorable foreign exchange rates. Combined, these impacts equate to a headwind of $0.56 per share for fiscal 2027, or an eight percent drag on core EPS growth.

The Company is not able to reconcile its forward-looking non-GAAP cash flow and tax rate measures without unreasonable efforts given the unpredictability of the timing and amounts of discrete items, such as acquisitions, divestitures, or impairments, which could significantly impact GAAP results.

P&G expects its core effective tax rate to be approximately 20% in fiscal 2027, in-line with fiscal 2026.

Capital spending is estimated to be in the range of four and a half to five and a half percent of fiscal 2027 net sales.

P&G expects adjusted free cash flow productivity of 85% to 90% and expects to pay around $10 billion in dividends and to repurchase approximately $5 billion of common shares in fiscal year 2027.

Forward-Looking Statements

Certain statements in this release, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result" and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, except to the extent required by law.

Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, changes in global interest rates and rate differentials, currency exchange, pricing controls or tariffs; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to effect the expected share repurchases and dividend payments; (3) the ability to successfully manage uncertainties related to changing political and geopolitical conditions and potential implications such as exchange rate fluctuations, market contraction, boycotts, variability and unpredictability in trade relations, sanctions, tariffs or other trade controls; (4) the ability to manage disruptions in credit markets or to our banking partners or changes to our credit rating; (5) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to various factors, including ones outside of our control, such as natural disasters, acts of war or terrorism or disease outbreaks; (6) the ability to successfully manage cost fluctuations and pressures, including prices of commodities and raw materials and costs of labor, transportation, energy, pension and healthcare; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy, packaging content, supply chain practices, social or environmental practices or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third-party relationships, such as our suppliers, contract manufacturers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third-party information and operational technology systems, networks and services and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage the demand, supply and operational challenges, as well as governmental responses or mandates, associated with a disease outbreak, including epidemics, pandemics or similar widespread public health concerns; (13) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits, evolving digital marketing and selling platform requirements and technological advances attained by, and patents granted to, competitors; (14) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; (15) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited; (16) the ability to successfully manage current and expanding regulatory and legal requirements and matters (including, without limitation, those laws, regulations, policies and related interpretations involving product liability, product and packaging composition, manufacturing processes, intellectual property, labor and employment, antitrust, privacy, cybersecurity, data protection and data transfers, artificial intelligence, tax, the environment, due diligence, risk oversight, accounting and financial reporting) and to resolve new and pending matters within current estimates; (17) the ability to manage changes in applicable tax laws and regulations; and (18) the ability to continue delivering progress towards our environmental sustainability ambitions.

For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit https://www.pg.com for the latest news and information about P&G and its brands. For other P&G news, visit us at https://www.pg.com/news.
# # #
P&G Media Contacts:
Wendy Kennedy, 513.780.7212
Holly Stutz Smith, 513.659.9949
P&G Investor Relations Contact:
Keri Cowan, 513.983.2414

Category: PG-IR

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Consolidated Earnings Information
	Three Months Ended June 30			Fiscal Year Ended June 30
	2026	2025	% Chg	2026	2025	% Chg
NET SALES	$21,203	$20,889	2%	$87,032	$84,284	3%
Cost of products sold	10,920	10,631	3%	43,362	41,164	5%
GROSS PROFIT	10,283	10,258	—%	43,669	43,120	1%
Selling, general and administrative expense	6,334	5,903	7%	23,922	22,669	6%
OPERATING INCOME	3,949	4,355	(9)%	19,748	20,451	(3)%
Interest expense	(236)	(212)	11%	(877)	(907)	(3)%
Interest income	107	104	3%	430	469	(8)%
Other non-operating income/(expense), net	112	274	(59)%	1,076	154	599%
EARNINGS BEFORE INCOME TAXES	3,933	4,521	(13)%	20,377	20,167	1%
Income taxes	852	895	(5)%	4,233	4,102	3%
NET EARNINGS	3,081	3,626	(15)%	16,144	16,065	—%
Less: Net earnings/(loss) attributable to non controlling interests	37	11	236%	98	91	8%
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	$3,044	$3,615	(16)%	$16,046	$15,974	—%

EFFECTIVE TAX RATE	21.7%	19.8%		20.8%	20.3%

NET EARNINGS PER COMMON SHARE: (1)
Basic	$1.28	$1.51	(15)%	$6.75	$6.67	1%
Diluted	$1.26	$1.48	(15)%	$6.62	$6.51	2%

DIVIDENDS PER COMMON SHARE	$1.0885	$1.0568	3%	$4.2589	$4.0763	4%
Diluted Weighted Average Common Shares Outstanding	2,412.7	2,443.8		2,422.5	2,454.4

COMPARISONS AS A % OF NET SALES			Basis Pt Change			Basis Pt Change
Gross margin	48.5%	49.1%	(60)	50.2%	51.2%	(100)
Selling, general and administrative expense	29.9%	28.3%	160	27.5%	26.9%	60
Operating margin	18.6%	20.8%	(220)	22.7%	24.3%	(160)
Earnings before income taxes	18.5%	21.6%	(310)	23.4%	23.9%	(50)
Net earnings	14.5%	17.4%	(290)	18.5%	19.1%	(60)
Net earnings attributable to Procter & Gamble	14.4%	17.3%	(290)	18.4%	19.0%	(60)
(1)Basic net earnings per common share and Diluted net earnings per common share are calculated on Net earnings attributable to Procter & Gamble.
Amounts in millions of dollars except per share amounts or as otherwise specified. Certain columns and rows may not add due to rounding.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Consolidated Earnings Information
	Three Months Ended June 30, 2026
	Net Sales	% Change Versus Year Ago	Earnings/(Loss) Before Income Taxes	% Change Versus Year Ago	Net Earnings/(Loss)	% Change Versus Year Ago
Beauty	$3,975	6%	$588	(17)%	$450	(19)%
Grooming	1,699	1%	414	(10)%	317	(15)%
Health Care	2,757	1%	449	(8)%	336	(10)%
Fabric & Home Care	7,432	1%	1,598	(9)%	1,233	(10)%
Baby, Feminine & Family Care	5,049	(1)%	1,078	(11)%	825	(13)%
Corporate	292	N/A	(194)	N/A	(80)	N/A
TOTAL	$21,203	2%	$3,933	(13)%	$3,081	(15)%

	Three Months Ended June 30, 2026
	(Percent Change vs. Year Ago) (1)
	Volume with Acquisitions & Divestitures	Volume Excluding Acquisitions & Divestitures	Foreign Exchange	Price	Mix	Other (2)	Net Sales Growth
Beauty	3%	3%	2%	1%	—%	—%	6%
Grooming	(1)%	(1)%	1%	1%	(1)%	1%	1%
Health Care	(3)%	(3)%	2%	2%	1%	(1)%	1%
Fabric & Home Care	1%	1%	—%	—%	—%	—%	1%
Baby, Feminine & Family Care	(1)%	(1)%	1%	(1)%	—%	—%	(1)%
TOTAL	—%	—%	1%	—%	—%	1%	2%

	Fiscal Year Ended June 30, 2026
	Net Sales	% Change Versus Year Ago	Earnings/(Loss) Before Income Taxes	% Change Versus Year Ago	Net Earnings/(Loss)	% Change Versus Year Ago
Beauty	$16,023	7%	$3,473	1%	$2,672	(2)%
Grooming	6,918	4%	1,966	1%	1,529	(3)%
Health Care	12,456	4%	3,163	—%	2,404	(1)%
Fabric & Home Care	30,314	2%	7,290	(2)%	5,632	(4)%
Baby, Feminine & Family Care	20,401	1%	5,145	(1)%	3,930	(2)%
Corporate	919	N/A	(660)	N/A	(23)	N/A
TOTAL	$87,032	3%	$20,377	1%	$16,144	—%

	Fiscal Year Ended June 30, 2026
	(Percent Change vs. Year Ago) (1)
	Volume with Acquisitions & Divestitures	Volume Excluding Acquisitions & Divestitures	Foreign Exchange	Price	Mix	Other (2)	Net Sales Growth
Beauty	4%	4%	2%	1%	—%	—%	7%
Grooming	(1)%	(1)%	3%	2%	—%	—%	4%
Health Care	(2)%	(2)%	3%	2%	1%	—%	4%
Fabric & Home Care	—%	—%	1%	1%	—%	—%	2%
Baby, Feminine & Family Care	(1)%	(1)%	2%	—%	—%	—%	1%
TOTAL	—%	—%	2%	1%	—%	—%	3%
(1)    Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
(2)    Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.
Amounts in millions of dollars except per share amounts or as otherwise specified. Certain columns and rows may not add due to rounding.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Consolidated Statements of Cash Flows
	Fiscal Year Ended June 30
	2026	2025
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF YEAR	$9,556	$9,482
OPERATING ACTIVITIES (1)
Net earnings	16,144	16,065
Depreciation and amortization	3,160	2,847
Share-based compensation expense	524	476
Deferred income taxes	51	149
(Gain)/loss on sale of assets	(351)	755
Change in accounts receivable	84	45
Change in inventories	(641)	(324)
Change in accounts payable	919	(542)
Other	(333)	(1,653)
TOTAL OPERATING ACTIVITIES	19,556	17,817
INVESTING ACTIVITIES
Capital expenditures	(4,409)	(3,773)
Proceeds from asset sales	508	107
Acquisitions, net of cash acquired	(85)	(11)
Other investing activity	(638)	(141)
TOTAL INVESTING ACTIVITIES	(4,624)	(3,818)
FINANCING ACTIVITIES
Dividends to shareholders	(10,232)	(9,872)
Additions to short-term debt with original maturities of more than three months	7,941	8,020
Reductions in short-term debt with original maturities of more than three months	(9,984)	(6,512)
Net additions/(reductions) to other short-term debt	2,674	(1,138)
Additions to long-term debt	2,652	2,237
Reductions of long-term debt	(3,390)	(1,977)
Treasury stock purchases	(5,028)	(6,500)
Impact of stock options and other	907	1,707
TOTAL FINANCING ACTIVITIES	(14,460)	(14,036)
EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(86)	112
CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	386	75
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF YEAR	$9,942	$9,556
(1)Certain prior period amounts within Operating Activities have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the previously reported Total Operating Activities.
Amounts in millions of dollars except per share amounts or as otherwise specified. Certain columns and rows may not add due to rounding.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Condensed Consolidated Balance Sheets
	June 30, 2026	June 30, 2025
Cash and cash equivalents	$9,942	$9,556
Accounts receivable	6,056	6,185
Inventories	8,170	7,551
Prepaid expenses and other current assets	2,040	2,100
TOTAL CURRENT ASSETS	26,208	25,392
PROPERTY, PLANT AND EQUIPMENT, NET	25,360	23,897
GOODWILL	41,276	41,650
TRADEMARKS AND OTHER INTANGIBLE ASSETS, NET	21,444	21,910
OTHER NONCURRENT ASSETS	12,231	12,381
TOTAL ASSETS	$126,521	$125,231

Accounts payable	$16,306	$15,227
Accrued and other liabilities	11,091	11,318
Debt due within one year	11,296	9,513
TOTAL CURRENT LIABILITIES	38,694	36,058
LONG-TERM DEBT	22,842	24,995
DEFERRED INCOME TAXES	5,760	5,774
OTHER NONCURRENT LIABILITIES	4,914	6,120
TOTAL LIABILITIES	72,210	72,946
TOTAL SHAREHOLDERS’ EQUITY	54,311	52,284
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$126,521	$125,231

The Procter & Gamble Company
Exhibit 1: Non-GAAP Measures
The following provides definitions of the non-GAAP measures used in Procter & Gamble's July 29, 2026 earnings release and the reconciliation to the most closely related GAAP measure. We believe that these measures provide useful perspective on underlying business trends (i.e., trends excluding non-recurring or unusual items) and results and provide a supplemental measure of period-to-period results. The non-GAAP measures described below are used by management in making operating decisions, allocating financial resources and for business strategy purposes. These measures may be useful to investors, as they provide supplemental information about business performance and provide investors a view of our business results through the eyes of management. These measures are also used to evaluate senior management and are a factor in determining their at-risk compensation. These non-GAAP measures are not intended to be considered by the user in place of the related GAAP measures but rather as supplemental information to our business results. These non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items or events being adjusted. The Company is not able to reconcile its forward-looking non-GAAP cash flow and tax rate measures because the Company cannot predict the timing and amounts of discrete items such as acquisition and divestitures, which could significantly impact GAAP results. Note that certain columns and rows may not add due to rounding.
The Core earnings measures included in the following reconciliation tables refer to the equivalent GAAP measures adjusted as applicable for the following items:
•Incremental restructuring: The Company has historically had an ongoing level of restructuring activities of approximately $250 - $500 million before tax. During the period ended September 30, 2024, the Company completed its limited market portfolio restructuring with the substantial liquidation of its operations in Argentina. In June 2025, the Company announced a portfolio and productivity plan to streamline its portfolio and organization to improve its cost structure and competitiveness. The Company incurred over half of the costs under this plan in fiscal 2026, with the remainder expected to be incurred in fiscal 2027. The adjustments to Core earnings include the restructuring charges that exceed the normal, recurring level of restructuring charges.
•Glad joint venture agreement: In January 2026, the Glad joint venture agreement between the Company and Clorox expired. Under the terms of the agreement, Clorox purchased the Company’s minority interest in the venture at fair market value for $476 million. This transaction was accounted for as a dissolution of the Glad joint venture business and the Company recorded an after-tax gain of $261 million.
We do not view the above items to be part of our sustainable results, and their exclusion from core earnings measures provides a more comparable measure of year-on-year results. These items are also excluded when evaluating senior management in determining their at-risk compensation.
Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions and divestitures and foreign exchange from year-over-year comparisons. We believe this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. This measure is used in assessing the achievement of management goals for at-risk compensation.
Core EPS and Currency-neutral Core EPS: Core net earnings per share, or Core EPS, is a measure of diluted net earnings per common share (diluted EPS) adjusted for items as indicated. Currency-neutral Core EPS is a measure of the Company's Core EPS excluding the incremental current year impact of foreign exchange. We view these non-GAAP measures as useful supplemental measures of Company performance over time.
Core gross margin and Currency-neutral Core gross margin: Core gross margin is a measure of the Company's gross margin adjusted for items as indicated. Currency-neutral Core gross margin is a measure of the Company's Core gross margin excluding the incremental current year impact of foreign exchange. We believe these non-GAAP measures provide a supplemental perspective to the Company’s operating efficiency over time.
Core selling, general and administrative (SG&A) expense as a percentage of sales and Currency-neutral Core SG&A expense as a percentage of sales: Core SG&A expense as a percentage of sales is a measure of the Company's selling, general and administrative expense as a percentage of net sales adjusted for items as indicated. Currency-neutral Core SG&A expense as a percentage of sales is a measure of the Company's Core selling, general and administrative expense as a percentage of net sales excluding the incremental current year impact of foreign exchange. We believe these non-GAAP measures provides a supplemental perspective to the Company's operating efficiency over time.
Core operating margin and Currency-neutral Core operating margin: Core operating margin is a measure of the Company's operating margin adjusted for items as indicated. Currency-neutral Core operating margin is a measure of the Company's Core operating margin excluding the incremental current year impact of foreign exchange. We believe these non-GAAP measures provide a supplemental perspective to the Company’s operating efficiency over time.

Adjusted free cash flow: Adjusted free cash flow is defined as operating cash flow less capital spending and excluding payments for the transitional tax resulting from the 2017 U.S. Tax Act. Adjusted free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. We view adjusted free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investments.
Adjusted free cash flow productivity: Adjusted free cash flow productivity is defined as the ratio of adjusted free cash flow to net earnings excluding the gain from the dissolution of the Glad joint venture business in fiscal 2026. We view adjusted free cash flow productivity as a useful measure to help investors understand P&G’s ability to generate cash. This measure is used by management in making operating decisions, in allocating financial resources and for budget planning purposes. This measure is also used in assessing the achievement of management goals for at-risk compensation.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES Reconciliation of Non-GAAP Measures
	Three Months Ended June 30, 2026			Three Months Ended June 30, 2025
Amounts in millions except per share amounts	As Reported (GAAP)	Incremental Restructuring	Core (Non-GAAP)	As Reported (GAAP) (1)
Cost of products sold	$10,920	$(129)	$10,791	$10,631
Gross profit	10,283	129	10,413	10,258
Gross margin	48.5%	0.6%	49.1%	49.1%
Currency impact to gross margin			—%
Currency-neutral gross margin			49.1%
Selling, general and administrative expense	6,334	(64)	6,270	5,903
Selling, general and administrative expense as a % of net sales	29.9%	(0.3)%	29.6%	28.3%
Currency impact to selling, general and administrative expense as a % of net sales			—%
Currency-neutral selling, general and administrative expense as a % of net sales			29.6%
Operating income	3,949	193	4,143	4,355
Operating margin	18.6%	0.9%	19.5%	20.8%
Currency impact to operating margin			—%
Currency-neutral operating margin			19.5%
Other non-operating income/(expense), net	112	130	242	274
Income taxes	852	(53)	798	895
Net earnings	3,081	376	3,458	3,626
Less: Net earnings attributable to noncontrolling interests	37	(19)	18	11
Net earnings attributable to P&G	3,044	396	3,440	3,615
			Core EPS
Diluted net earnings per common share (2)	$1.26	$0.16	$1.43	$1.48
Currency impact to earnings			$(0.02)
Currency-neutral EPS			$1.41
Diluted weighted average common shares outstanding	2,412.7			2,443.8
(1)For the three months ended June 30, 2025, there were no adjustments to or reconciling items for Core EPS.
(2)Diluted net earnings per common share are calculated on Net earnings attributable to Procter & Gamble.

CHANGE VERSUS YEAR AGO
Gross margin			(60)	BPS
Core gross margin			—	BPS
Currency-neutral Core gross margin			—	BPS
Selling, general and administrative expense as a % of net sales			160	BPS
Core selling, general and administrative expense as a % of net sales			130	BPS
Currency-neutral Core selling, general and administrative as a % of net sales			130	BPS
Operating margin			(220)	BPS
Core operating margin			(130)	BPS
Currency-neutral Core operating margin			(130)	BPS
Diluted EPS			(15)%
Core EPS			(3)%
Currency-neutral Core EPS			(5)%

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES Reconciliation of Non-GAAP Measures
	Fiscal Year Ended June 30, 2026				Fiscal Year Ended June 30, 2025
Amounts in millions except per share amounts	As Reported (GAAP)	Incremental Restructuring	Glad Joint Venture Agreement	Core (Non-GAAP)	As Reported (GAAP)	Incremental Restructuring	Core (Non-GAAP)
Cost of products sold	$43,362	$(436)	$—	$42,927	$41,164	$20	$41,184
Gross profit	43,669	436	—	44,105	43,120	(20)	43,099
Gross margin	50.2%	0.5%	—%	50.7%	51.2%	—%	51.1%
Currency impact to Core gross margin				0.1%
Currency-neutral Core gross margin				50.8%
Selling, general and administrative expense	23,922	(313)	—	23,608	22,669	(25)	22,643
Selling, general and administrative expense as a % of net sales	27.5%	(0.4)%	—%	27.1%	26.9%	—%	26.9%
Currency impact to Core selling, general and administrative expense as a % of net sales				—%
Currency-neutral Core selling, general and administrative expense as a % of net sales				27.1%
Operating income	19,748	749	—	20,497	20,451	5	20,456
Operating margin	22.7%	0.9%	—%	23.6%	24.3%	—%	24.3%
Currency impact to Core operating margin				0.1%
Currency-neutral Core operating margin				23.7%
Other non-operating income/(expense), net	1,076	161	(343)	894	154	789	943
Income taxes	4,233	6	(81)	4,158	4,102	(7)	4,094
Net earnings	16,144	904	(261)	16,786	16,065	801	16,866
Less: Net earnings attributable to noncontrolling interests	98	1	—	98	91	—	91
Net earnings attributable to P&G	16,046	903	(261)	16,688	15,974	801	16,775
				Core EPS			Core EPS
Diluted net earnings per common share (1)	$6.62	$0.37	$(0.11)	$6.89	$6.51	$0.33	$6.83
Currency impact to Core EPS				$(0.09)
Currency-neutral Core EPS				$6.80
Diluted weighted average common shares outstanding	2,422.5				2,454.4
(1)Diluted net earnings per common share are calculated on Net earnings attributable to Procter & Gamble.

CHANGE VERSUS YEAR AGO
Gross margin						(100)	BPS
Core gross margin						(40)	BPS
Currency-neutral Core gross margin						(30)	BPS
Selling, general and administrative expense as a % of net sales						60	BPS
Core selling, general and administrative expense as a % of net sales						20	BPS
Currency-neutral Core selling, general and administrative as a % of net sales						20	BPS
Operating margin						(160)	BPS
Core operating margin						(70)	BPS
Currency-neutral Core operating margin						(60)	BPS
Diluted EPS						2%
Core EPS						1%
Currency-neutral Core EPS						—%

Organic sales growth:
The reconciliation of reported sales growth to organic sales is as follows:

April - June 2026	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact/Other (1)	Organic Sales Growth
Beauty	6%	(2)%	—%	4%
Grooming	1%	(1)%	—%	—%
Health Care	1%	(2)%	—%	(1)%
Fabric & Home Care	1%	—%	(1)%	—%
Baby, Feminine & Family Care	(1)%	(1)%	—%	(2)%
Total Company	2%	(1)%	(1)%	—%
(1)Acquisition & Divestiture Impact/Other includes the volume and mix impact of acquisitions and divestitures and rounding impacts necessary to reconcile net sales to organic sales.

Total Company	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact/Other (1)	Organic Sales Growth
FY 2026	3%	(2)%	—%	1%
(1)Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.

Total Company	Net Sales Growth	Combined Foreign Exchange & Acquisition/Divestiture Impact	Organic Sales Growth
FY 2027 (Estimate)	+1% to +3%	—%	+1% to +3%
Core EPS growth:

Total Company	Diluted EPS Growth	Impact of change in Non-Core Items	Core EPS Growth
FY 2027 (Estimate)	+1% to +5%	-1% to -2%	—% to +3%
Adjusted free cash flow (dollars in millions):

Three Months Ended June 30, 2026
Operating Cash Flow	Capital Spending	Adjusted Free Cash Flow
$5,131	$(1,023)	$4,108

Fiscal Year Ended June 30, 2026
Operating Cash Flow	Capital Spending	2017 U.S. Tax Act Payments	Adjusted Free Cash Flow
$19,556	$(4,409)	$688	$15,835
Adjusted free cash flow productivity (dollars in millions):

Three Months Ended June 30, 2026
Adjusted Free Cash Flow	Net Earnings	Adjusted Free Cash Flow Productivity
$4,108	$3,081	133%

Fiscal Year Ended June 30, 2026
Adjusted Free Cash Flow	Net Earnings	Adjustments to Net Earnings (1)	Net Earnings as Adjusted	Adjusted Free Cash Flow Productivity
$15,835	$16,144	$(261)	$15,883	100%
(1) Adjustments to Net Earnings relate to the gain from the dissolution of the Glad joint venture business in fiscal 2026.